SECURITIES AND EXCHANGE COMMISSION
                                 AMENDMENT NO. 1
                         FORM S-3 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           INNOVATIVE MEDICAL SERVICES
             (Exact Name of Registrant as Specified in its Charter)

      CALIFORNIA                        3841                   33-0530289
(State of Incorporation)        (Primary Standard         (IRS Employer ID No.)
                               Classification Code)

                 1725 Gillespie Way, El Cajon, California 92020
                                 (619) 596 8600
             (Address and Telephone Number of Registrant's Principal
               Executive Offices and Principal Place of Business)

                                MICHAEL L. KRALL
                 1725 Gillespie Way, El Cajon, California 92020
                                 (619) 596 8600
            (Name, Address and Telephone Number of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: X

CALCULATION OF REGISTRATION FEE
-------------------------------
Title of each                  Proposed        Proposed
class of           Amount      Maximum         Maximum         Amount of
securities         to be       offering price  aggregate       registration
to be registered   registered  per Share       offering price  fee
---------------------------------------------------------------------------

common stock of
selling securities
holders             388,096    $2.05           $795,596.80      $198.90

* Estimated price in accordance with Rule 457(h)and based upon the last reported sale on the NASDAQ SmallCap Market on May 23, 2001.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The exhibit index appears on page ii-4 of the sequentially numbered pages of this registration statement. this registration statement, including exhibits, contains 19 pages.







                           TABLE OF CONTENTS


Prospectus Summary.....................................................  1
Risk Factors...........................................................  3
Where You Can Get More Information.....................................  9
Certain Information We Are Incorporating by Reference.................. 10
Forward Looking Statements............................................. 11
Description of Securities. ............................................ 12
Selling Securities Holders............................................. 13
Plan of Distribution................................................... 14
Transfer Agent ........................................................ 15
Legal Matters.......................................................... 15
Experts................................................................ 15
Material Changes from Annual Report

               ["LOGO WITH TEXT OF "INNOVATIVE MEDICAL SERVICES"]


                                   PROSPECTUS

388,096 shares of common stock offered by the selling securities holders.

Innovative Medical Services ("Innovative", "us", or "we") will not receive any of the proceeds from the sale of shares by the selling securities holders.

Our Shares are traded on the Nasdaq SmallCap Market under the symbol PURE.

On May 23, 2001, the closing sale price of the common stock, as reported on the Nasdaq SmallCap Market, was $2.05 per share.

These are speculative securities, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire Investment. Please see the section titled "Risk Factors", page 3.")

These securities have not been approved or disapproved by the securities And exchange commission nor has the commission passed upon the accuracy or Adequacy of this prospectus. Any representation to the contrary is a Criminal offense.

The selling securities holders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices, or at privately negotiated prices. The selling securities holders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling securities holders. More information is provided in the section titled "Plan of Distribution page 14."


The date of this prospectus is May __, 2001

                               Prospectus Summary

Innovative Medical Services, is based in El Cajon, California. We refer to Innovative Medical Services as "Innovative" "us", "we" or "our" in this prospectus. We market water treatment and disinfecting solutions to a broad range of customers, including pharmaceutical, healthcare and consumer markets. We have expanded from our niche pharmacy market into other, broader markets with new products, including residential and commercial water filtration systems, health and wellness-related retail merchandise, e-commerce products, and silver ion bioscience technologies.

Our Fillmaster(R)pharmaceutical water purification, dispensing and measuring products include the Pharmapure(R)water purification system, the FMD 550 dispenser, the patented Fillmaster 1000e computerized dispenser and the patented Scanmaster(TM)bar code reader. We also market proprietary National Sanitation Foundation certified replacement filters for the Fillmaster Systems.

Our Nutripure(R)line of water treatment and filtration systems includes the Nutripure 3000S-Series whole-house water softening systems, the Nutripure Elite reverse osmosis point-of-use systems, the Nutripure 2000 countertop water filtration system and the Nutripure Sport filtered sport bottle. We distribute our Nutripure products in retail sales, catalogue placement, business-to-business sales, internet promotion and in-home sales presentations. For the quarter ended April 30, 2001, water treatment division sales which include pharmacy sales, Nutripure products and the Nutripure water dealer program were $667,300. Revenues for the nine month period ended April 30, 2001 were $1,462,600. The Nutripure water dealer program revenues which began during the quarter ended April 30, 2001 were $140,200.

We operate an e-commerce health website, Nutripure.com(R), as distributor of Bergen Brunswig products which provides consumers a wide variety of vitamins, minerals, nutritional supplements, homeopathic remedies and natural products. In addition to merchandise, the website offers comprehensive health and wellness information in an easy-to-access, intuitive reference format. For the quarter ended April 30, 2001, revenues from e-commerce were immaterial.

We have obtained worldwide manufacturing and marketing rights for advanced silver ion technologies, antimicrobial technology that uses the biocidal properties of ionic silver to kill bacteria viruses and fungi. Potential applications for these products include municipal and point-of-use/point-of-entry water treatment, food processing, personal disinfecting retail products, and commercial and retail hard surface disinfecting products. In addition, applications in the healthcare market for treatment of human and animal infections and wounds, and for disinfecting applications in hospitals, clinics, surgical centers and other medical and health related facilities are being considered. For the quarter ended April 30, 2001, revenues from silver ion technologies which began during the quarter were $30,300.

In January 2001, we acquired a pesticide technology which conforms to recent U.S. Environmental Protection Agency criteria for environmentally safe pesticides. The product line, provides excellent results against cockroaches, ants, palmetto bugs, silverfish, waterbugs, ticks, fleas, lice and garden pests. The U.S. Environmental Protection Agency approved RoachX is the first product of the line. RoachX is over 96% effective in three to four days with one application for indoor/outdoor eradication of cockroaches. We market RoachX to retailers, commercial pest control companies and businesses in the United States and abroad. For the quarter ended April 30, 2001, revenue from pesticide sales which began during the quarter were $3,500.

During fiscal 2001, we launched a marketing program offering existing independent water treatment dealers a line of residential water softening and other point-of-use water treatment equipment for sale to the public under our Nutripure brand. The program provides third party financing to consumers for the purchase of water treatment equipment. We have partnered with MBNA and Automated Payment Services for the financing and administration of the program.

Securities Offered:   388,096 shares offered by the selling securities holders.

We are not offering any of the selling securities holders securities. These shares may be sold by the holders from time to time at prevailing market prices. We will not receive any of the proceeds from any sale of the selling securities holders shares. See "Selling securities holders" page 13.

Use Of Proceeds: Innovative will not receive any of the proceeds from any sale of the selling securities holder shares.

                              Risk Factors

These securities involve a high degree of risk. Prospective purchasers should consider carefully, among other factors set forth in the prospectus, the following:

Risks of Our Business

1. We had a loss of $1,745,430 in our most recent fiscal year and may continue to have losses in the future which may impair the value of an investment in the shares.

During the fiscal year ended July 31, 2000 we incurred a loss of $1,745,430. This loss resulted primarily from declining sales of our Fillmaster(R) products and significant expenditures on future products in anticipation of creating future revenue. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, it may take an unforeseen period of time to achieve or sustain profitability or we may never achieve or sustain profitability. This may result in an adverse effect on the market value of an investment in the shares.

2. Our market for Fillmaster(R)Products is maturing and sales are declining.

Fillmaster sales have declined approximately seven percent in the last 12 months. Fillmaster revenues have represented almost 100% of our revenue for the past five fiscal years. We believe the decline in Fillmaster revenues is due to multiple factors, including the fact that the market for pharmacy products is maturing in that there is a decreasing number of pharmacy chains that do not have water filtration products, and that we have sold systems to most major chains. The decline in Fillmaster sales may have an adverse effect upon our ability to not only achieve profitability but also to finance the development and marketing of new products. This may result in an adverse effect on the market value of an investment in the shares.


3. We are marketing new products and technology which have not been accepted into the marketplace.

We have begun marketing several new antimicrobial silver ion technologies to industrial markets including healthcare, dental, veterinary and food processing as well as to consumer products markets as well as environmentally safe pesticides. Revenues from these new products during the fiscal quarter ended April 30, 2001. Risks involved in introducing these new products include liability for product effectiveness and competition from existing or emerging sources.


4. Some of our new bioscience products must be approved by government agencies, and we may be delayed or prevented from selling the new products until such approvals are obtained.

Some of our new bioscience applications for the healthcare markets and food preparation markets will require government agencies approvals prior to sale in the United States. We have not yet applied for Food and Drug Administration or Department of Agriculture approval. If these applications are not approved we will not be able to sell such products which would limit the revenues which may be realized from bioscience products. Even after approval, we will remain subject to changing governmental policies regulating antimicrobial products. We also intends to take these technologies to the international marketplace, and international business carries a great deal of risk with regard to foreign governments, banking and markets.

5. Our new products will be competing against well established and extremely large chemical and pharmaceutical companies.

Our silver ion products and pesticide products will be competing in markets dominated by extremely large, well financed and internationally recognized chemical and pharmaceutical companies. Our ability to compete will depend upon developing our brand recognition and distribution methods while are competitors already have well established brands and distribution and many times our financial ability. Focused competition by such chemical and pharmaceutical giants could substantial limit our potential market and ability to profit from these products.


6. We are involved in litigation with NVID International, Inc., the licensor of our rights to the Axenhnol, our silver ion antimicrobial technology. Loss or impairment of our license to manufacture and market Axenhnol could have a materially adverse effect on our revenues and profitability.

In April 2001, NVID International, Inc., the licensor of our Axenhnol, silver ion antimicrobial technology filed a Declaratory Judgment action against us. The lawsuit seeks a judicial declaration that the Manufacturing, Licensing and Distribution Agreement, dated March 26, 2000 between us, NVID, International, Inc. and ETI-H2O, Inc., does not constitute a binding contract and seeks unspecified damages. Any loss or impairment of our license to manufacture and market Axenhnol based products could have a materially adverse effect on our revenues and profitability.

7. We may not be able to protect and enforce our patents and intellectual property.

We rely or may in the future rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology and business. These legal protections afford only limited protection for our intellectual property and trade secrets. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our proprietary technology or otherwise obtain and use information that we regard as proprietary.

We have filed for U.S. and foreign patent applications and trademark registrations for our patents and trademarks. It is also possible that competitors or others will create and use products in violation of our patents and adopt service names similar to ours. Such patent infringement could have a material, adverse effect on our business. Adopting similar names and trademarks by competitors could lead to customer confusion. Any claims or customer confusion related to our trademarks could negatively affect our business.

Litigation may be necessary to enforce our intellectual property rights and protect our trade secrets. If third parties prepare and file applications in the United States, or other countries that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the regulatory agencies who determine priority of rights to the trademarks. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results.

Finally, to the extent that we operate internationally, the laws of many countries may not protect our proprietary rights to as great an extent as do the laws of the United States. Many countries have a "first-to-file" trademark registration system. As a result, we may be prevented from registering or using our trademarks in certain countries if third parties have previously filed applications to register or have registered the same or similar trademark. Our means of protecting our proprietary rights may not be adequate, and our competitors could independently develop similar technology.


8. We may face liability for content on our Nutripure.com website.

Third parties may claim that posting health and wellness information on our website makes us liable for damage caused by use of the products sold or that such information is practicing medicine without a license. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation. Although we maintain general liability insurance, our insurance may not cover potential claims of the types described above or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our business.

9. Breaches of security on the internet may slow the growth of e-commerce and subject us to liability.

The need to securely transmit confidential information such as credit card and other personal information over the Internet has been a significant barrier to e-commerce and communications over the Web. Any well-publicized compromise of security could deter more people from using the Web or from using it to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. To the extent that our Nutripure.com activities involve personal consumer information, such as credit card numbers, security breaches could disrupt our business, damage our reputation and expose us to a risk of loss or litigation and possible liability. We could be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. We may need to spend a great deal of money and use other resources to protect against the threat of security breaches or to alleviate problems caused by security breaches.

10. We face risks associated with government regulation of and legal uncertainties surrounding the internet.

Any new law effecting the internet could increase our cost of doing business or otherwise adversely affect our business. Laws directly applicable to internet communications, commerce and advertising are becoming more prevalent. The law governing the internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws governing intellectual property, copyright, privacy, obscenity, libel and taxation apply to the internet. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws and taxation of internet commerce. Governments in foreign jurisdictions may regulate Internet or other online services in such areas as content, privacy, network security, encryption or distribution more stringently than in the United States. This may affect our ability to conduct business internationally. We also may be subject to future regulation not specifically related to the Internet, including laws affecting direct marketers.

Risks of Investing in our Common Stock

1. The price and trading volume of our common stock has been highly volatile and could adversely effect an investor's ability to sell the shares and the available price for the shares when sold.

Since going public in August 1996, the price and trading volume has been highly volatile. The price range has been from below $1 per share to over $7 per share. In addition, the monthly trading volume has varied from under 200,000 shares to over 3,000,000 shares. Investors need to consider this volatility which could result in lower prices being available to the investor if the investor desires to sell their shares at a given time.

2. The listing of our common stock on the Nasdaq SmallCap Market is subject to our meeting their continued listing requirements and failure to maintain our listing could adversely effect an investor's ability to sell the shares and the available price for the shares when sold.

Our common stock is listed on the Nasdaq SmallCap Market and is subject to being removed from this market if we do not continue to meet the continued listing requirements. These continued listing requirements include maintaining a stock price over $1 per share as well as maintaining at least $4,000,000 in assets with $2,000,000 of net assets as well as other requirements. If we should fail to maintain these requirements and our common stock was moved from the Nasdaq SmallCap market and was traded on the Over-The-Counter Electronic Bulletin Board Market which does not have similar continued listing requirements, an investor's available price and ability to sell the shares could be adversely effected as many broker-dealers and many investors will not trade or invest in securities traded on the Over-The-Counter Electronic Bulletin Board Market.

3. Our common stock may be classified as a "Penny Stock" which could adversely affect an investor's ability to sell the shares and the available price for the shares when sold.

In the event that our common stock was removed from the Nasdaq SmallCap Market for failure to meet the continued listing criteria, we believe that our common stock would be characterized as "penny stock" under U.S. Securities and Exchange Commission regulations. As such, broker-dealers dealing in our common stock will be subject to the disclosure rules for transactions involving penny stocks which require the broker-dealer to determine if purchasing our common stock is suitable for a particular investor. The broker-dealer must also obtain the written consent of purchasers to purchase our common stock. The broker-dealer must also disclose the best bid and offer prices available for our stock and the price at which the broker-dealer last purchased or sold our common stock. These additional burdens imposed upon broker-dealers may discourage them from effecting transactions in our common stock, which could make it difficult for an investor to sell their shares.

4. The number of shares issuable upon exercise of stock options and outstanding common stock purchase warrants may adversely effect the market price for our shares.

We have adopted a 1996 Incentive Stock Option Plan, a 1996 Directors and Officers Stock Option Plan, a 1998 Directors and Officers Stock Option Plan, a 2000 Directors and Officers Stock Option Plan, a Scientific Consultants and Advisors Stock Option Plan and an ETI H2O Corporation Stock Option Plan for our subsidiary which manufactures Axenhol. We have reserved 6,500,000 common shares for issuance under these plans. As of the date of this prospectus options to acquire over 4,200,000 shares have been awarded pursuant to these plans. In addition, common stock purchase warrants to acquire up to 83,334 shares of common stock for $4.00 per share on or before January 28, 2003 are currently outstanding. The exercise of options and common stock purchase warrants and sale of underlying shares could have an adverse effect on the market for the shares.

5. Outstanding convertible debentures could adversely effect the market price for our common stock.

In April 2001, we issued two convertible debentures, each with a principal amount of $100,000 and a maturity date of July 31, 2001. The debentures may be converted into common stock into units each consisting of one share of common stock and a common stock purchase warrant to acquire as many shares as contained in the units. The conversion price for each unit is equal to 80% of the average closing bid price of the common stock as reported on the NASDAQ SmallCap Market for the five trading days immediately preceding the date of receipt of a notice of conversion. The exercise price of the common stock purchase warrant contained in the units is equal to 120% of the average closing bid price as reported on the NASDAQ SmallCap Market for the five trading days immediately preceding the date of receipt of a notice of conversion.

As the convertible debentures may be converted in whole or in part at any price with the result that the lower the market price at the time of conversion, the more shares the holder will receive. In addition, if the holder sells the shares of a partial conversion and this results in a decrease in the market price, the holder would then be able to obtain even more shares at the reduced price.

The following table illustrates the number of shares which could be issued at different prices representing our trading range of the past year.

Principal Converted        Market Price/Conversion Price      # of Shares Issued
--------------------------------------------------------------------------------
$200,000                            $1.00 / $0.80                        250,000
$200,000                            $2.00 / $1.60                        125,000
$200,000                            $3.00 / $2.40                         83,333


If the convertible debentures were converted as of the date of this prospectus, the average closing bid price of the common stock as reported on the NASDAQ SmallCap Market for the preceding five trading days was $x.xx resulting in a conversion price of $y.yy per share resulting in the issuance of xxx,xxx shares and a common stock purchase warrant to acquire xxx,xxx shares at $z.zz per share.

6. Default on the convertible debentures could adversely effect our liquidity

In the event of default defined as including failure to repay upon maturity, bankruptcy or insolvency, default interest at the rate of 20% per annum will accrue on the debentures as well as all costs of collection and attorneys fees.

7. The convertible debentures contain an anti-dilution provision which could result in additional shares being issued to the holder in the event we declare a reverse split of the outstanding common stock, thereby further diluting the ownership of our common stock and possibly depressing the price of the common stock.

The convertible debentures contain an anti-dilution provision. This provision states that in the event we declare a reverse split of the outstanding common stock within 180 days of a conversion of the convertible debenture into common stock, the holder of the convertible debenture may elect to have their conversion recalculated using the average closing bid price of the common stock as reported on the NASDAQ SmallCap Market for the ten trading days immediately following the effective date of the reverse split. If such recalculation would result in a greater number of shares than received from the prior conversion, we are required to issue such additional shares to the holder within five business days of receipt of re-calculated conversion notice.

Where You Can Get More Information

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC's Web site at http://www.sec.gov.

Our common stock is listed on the Nasdaq SmallCap Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

The SEC allows us to "incorporate by reference" information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We have filed a registration statement on Form S-3 under the Securities Act of 1933 with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement on Form S-3, as permitted by the SEC. Refer to the registration statement on Form S-3, including the exhibits, for further information about us and our common stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above.

Upon request, we will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any information that was incorporated by reference in the prospectus (other than exhibits to documents, unless the exhibits are specifically incorporated by reference into the prospectus). We will also provide upon request, without charge to each person to whom a copy of this prospectus has been delivered, a copy of all documents filed from time to time by us with the SEC pursuant to the Exchange Act of 1934. Requests for copies should be directed to Donna Singer Vice President, Innovative Medical Services, 1725 Gillespie Way, El Cajon, California 92020. Telephone requests may be directed to Ms. Singer at (619) 596 9600.

Certain Information We Are Incorporating By Reference

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

-- Form 8-A Registration Statement as amended filed on July 22, 1996 and the Description of the Common Stock incorporated by reference therein from the Registration Statement on Form SB-2 dated August 8, 1996 SEC file no 333-434.

-- Form 10-KSB Annual Report for the fiscal year ended July 31, 2000 as amended on July xx, 2001

-- Form 10-QSB Quarterly Report for the 3 months ended Oct. 31, 2000 as amended on July xx, 2001

-- Form 10-QSB Quarterly Report for the 6 months ended Jan. 31, 2001 as amended on July xx, 2001

-- Form 10-QSB Quarterly Report for the 9 months ended April 30, 2001 as amended on July xx, 2001

--   Form 8-K Current Report filed May 24, 2001

--   All other documents filed by us after the date of this prospectus under
     Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, are incorporated by reference herein to be a part thereof from the date of filing of such documents.

You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

Innovative Medical Services
1725 Gillespie Way, El Cajon, California 92020
e-mail: dsinger@imspure.com

This prospectus is part of a registration statement we filed with the United States Securities and Exchange Commission. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Forward-Looking Statements

This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, including statements regarding The Company's drug development programs, clinical trials, receipt of regulatory approval, capital needs, collaborative agreements, intellectual property, expectations and intentions. Forward-looking statements may be identified or qualified by words such as "likely", "will", "suggests", "may", "would", "could", "should", "expects", "anticipates", "estimates", "plans", "projects", "believes", or similar expressions and variants of those words or expressions.

Forward-looking statements necessarily involve risks and uncertainties, and The Company's actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below under "Risk Factors" and elsewhere in this prospectus. The factors set forth below under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. The Company cautions readers not to place undue reliance on such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                        Description Of Securities

Common Stock: We are authorized to issue up to 20,000,000 shares of its no par value common stock. Each share is entitled to one vote on matters submitted to a vote of the shareholders. There is no cumulative voting of the common stock. The common stock shares have no redemption provisions nor any preemptive rights. We are also authorized to issue up to 5,000,000 shares of preferred stock, the rights and preferences of which may be set from time to time prior to issuance by the Board of Directors.



Private Placement Warrants: 83,334 Private Placement Warrants were sold in January, 2001. These January 2001 Private Placement Warrants entitle the holder to acquire an additional share of common stock for $4.00 per share on or before January 28, 2003.

Convertible Debentures: In April 2001, two convertible debentures, each with a principal amount of $100,000 were issued. The debentures accrue interest at the rate of 10% per annum and mature on July 31, 2001. The debentures may be converted into common stock into units each consisting of one share of common stock and a common stock purchase warrant to acquire as many shares as contained in the units. The conversion price for each unit is equal to 80% of the average closing bid price of the common stock as reported on the NASDAQ SmallCap Market for the five trading days immediately preceding the date of receipt of a notice of conversion. The exercise price of the common stock purchase warrant contained in the units is equal to 120% of the average closing bid price as reported on the NASDAQ SmallCap Market for the five trading days immediately preceding the date of receipt of a notice of conversion.

The following table illustrates the number of shares which could be issued at different prices representing our trading range of the past year.

Principal Converted        Market Price/Conversion Price      # of Shares Issued

$200,000                            $1.00 / $0.80                        250,000
$200,000                            $2.00 / $1.60                        125,000
$200,000                            $3.00 / $2.40                         83,333


If the convertible debentures were converted as of the date of this prospectus, the average closing bid price of the common stock as reported on the NASDAQ SmallCap Market for the preceding five trading days was $x.xx resulting in a conversion price of $y.yy per share resulting in the issuance of xxx,xxx shares and a common stock purchase warrant to acquire xxx,xxx shares at $z.zz per share.

In the event of default defined as including failure to repay upon maturity, bankruptcy or insolvency, default interest at the rate of 20% per annum will accrue on the debentures as well as all costs of collection and attorneys fees. In addition the Convertible Debentures contain an anti-dilution provision. This provision states that in the event we declare a reverse split of the outstanding common stock within 180 days of a conversion of the Convertible Debenture into common stock, the holder of the Convertible Debenture may elect to have their conversion recalculated using the average closing bid price of the common stock as reported on the NASDAQ SmallCap Market for the ten trading days immediately following the effective date of the reverse split. If such recalculation would result in a greater number of shares than received from the prior conversion, we are required to issue such additional shares to the holder within five business days of receipt of re-calculated conversion notice.

                        Selling Securities Holders

The following Selling securities holders whose shares have been registered for public resale are set forth below:

SELLING                       SECURITIES    SECURITIES   %Before      %After
SECURITIES HOLDER             OWNED         OFFERED      Offering     Offering

Solinvest Group, Ltd.         119,048       119,048      1.7%         0%
Multiasian Ventures Ltd.      119,048       119,048      1.7%         0%
Harry Singer                  115,000        65,000      1.6%         <1%
Harold Clark                   30,000        30,000      <1%          0%
Albert Pick                    46,667        30,000      <1%          <1%
Keystone Capital Mgmt.         25,000        25,000      <1%          0%

Solinvest Group, Ltd., is a corporation for which Mr. Alfred Peeper is the control person. The shares offered by Solinvest Group, Ltd., include up to 119,048 shares which may be acquired from the conversion of a $100,000 principal amount convertible debenture issued in April 2001 and the exercise of common stock purchase warrants also obtained in a conversion. As required by the terms of the debenture, we have registered twice the number of shares would be required for conversion based upon the closing sale price for the shares as of May 23, 2001.

Multiasian Ventures Limited, is a corporation for which Mr. Alfred Peeper is the control person. The shares offered by Multiasian Ventures Limited include up to 119,048 shares which may be acquired from the conversion of a $100,000 principal amount convertible debenture issued in April 2001 and the exercise of common stock purchase warrants also obtained in a conversion. As required by the terms of the debenture, we have registered twice the number of shares would be required for conversion based upon the closing sale price for the shares as of May 23, 2001.

Mr. Singer's shares include exercisable options to acquire 50,000 shares.

Keystone Capital Management is a corporation for which Mr. Ralph Hibbitts is the control person.

None of the Selling securities holders nor any of their affiliates have ever held any position, office, or other material relationship with Innovative Medical Services nor hold any additional shares of Innovative Medical Services.

              Selling Securities Holders Plan Of Distribution

The Selling securities holders may sell or distribute its shares in transactions through underwriters, brokers, dealers or agents from time to time or through privately negotiated transactions, including in distributions to shareholders or partners or other persons affiliated with the Selling securities holder.

The distribution of the Selling securities holders shares may be effected from time to time in one or more transactions (which may involve crosses or block transactions) in the following types of transactions:

1.   Over-the-counter market sales
2.   Privately negotiated sales
3. By writing of options on the shares (whether such options are listed on an options exchange or otherwise).

Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

If the selling securities holders effect such transactions by selling the shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling securities holders or commissions from purchasers of the shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents might be in excess of those customary in the types of transactions involved).

A selling securities holder and any brokers, dealers or agents that participate in the distribution of the securities might be deemed to be underwriters, and any profit on the sale of the securities by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

A selling securities holder may pledge the shares from time to time in connection with such Selling securities holder's financing arrangements. To the extent any such pledgees exercise their rights to foreclose on any such pledge, and sell the shares, such pledgees may be deemed underwriters with respect to such shares and sales by them may be effected under this prospectus. The Company will not receive any of the proceeds from the sale of any of the shares by the selling securities holder.

Under the Exchange Act and applicable rules and regulations promulgated thereunder, any person engaged in a distribution of any of the shares may not simultaneously engage in market making activities with respect to the shares for a period, depending upon certain circumstances, of either two days or nine days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling securities holders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling securities holder.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

Transfer Agent: The transfer agent with respect to the shares is Computershare Investor Services Inc., Lakewood, Colorado.

Legal Matters: The legality of the shares offered will be passed on for the Company by Dennis Brovarone, Attorney at Law, Littleton, Colorado. Mr. Brovarone is also a Director of Innovative Medical Services.

Experts: The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended July 31, 2000 have been so incorporated in reliance on the report of Miller and McCollom, Certified Public Accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended July 31, 1999 have been so incorporated in reliance on the report of Steven Holland, Certified Public Accountant, given on the authority of said firm as experts in auditing and accounting.


Material Changes

In January 2001, we acquired all manufacturing and marketing rights to the patented and U.S. Environmental Protection Agency approved RoachX pesticide product from the inventor, Gerald Weaver, PhD. The consideration for the assignment of these rights was an employment agreement with Innovative, options to acquire up to 200,000 shares of our common stock, $50,000 payable within 30 days of the agreement and $450,000 to be paid in $50,000 increments due upon each $1,000,000 of net sales of RoachX.

In May 2001, we announced our Nutripure water dealer program and our partnering with USFilter for the water softening and filtering equipment being sold under the program. Our arrangement with USFilter is that we will only buy USFilter equipment for the program and that USFilter will ship equipment in their ordinary course of business upon receipt of purchase orders generated from the program. Other than the purchase orders there is no written agreement between Innovative and USFilter. The Nutripure water dealer program is offered to existing independent water softener, water treatment equipment distributors. The independent dealers must sign an exclusive equipment agreement with us. Thereafter the independent dealer has access to the MBNA and Automated Payment Services financing system.

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if given or made such information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares offered by this prospectus or an offer to sell or a solicitation of an offer to buy the shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

TABLE OF CONTENTS

Prospectus Summary..................................................... 1
Risk Factors........................................................... 3
Where You Can Get More Information..................................... 9
Certain Information We Are Incorporating by Reference.................. 10
Forward Looking Statements............................................. 11

Description of Securities. ............................................ 12
Selling Securities Holders............................................. 13
Plan of Distribution................................................... 14
Transfer Agent ........................................................ 15
Legal Matters.......................................................... 15
Experts................................................................ 15
Material Changes from Annual Report  .................................. 15

UNTIL xxxx, 2001 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.


                             ["Logo with text of "Innovative Medical Services""]



                       -------------------------
                              PROSPECTUS
                       -------------------------

                                PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling persons, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

(a) The Company's Certificate of Incorporation provides the Company's Officers and Directors the full extent of the protection offered by the General Corporation Law of the State of California.

(b) The General Corporation Law of the State of California provides that a corporation may include a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors' duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Corporation Law dealing with the liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

(c) The Company's Bylaws provide that the Company may indemnify its Officers and Directors to the full extent permitted by the General Corporation Law of the State of California.

(d) The General Corporation Law of the State of California provides that a corporation may indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the rights of the corporation), by reason of being or having been directors or officers, if such directors or officers acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. The indemnification provided the General Corporation Law of the State of California is not exclusive of any other rights arising under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee                                 $233.07
NASD Filing Fee                                     na
Printing Expenses                                1,000
Accounting Fees and Expenses                         0
Legal Fees and Expenses                         25,000


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant sold securities which were not registered under the Securities Act of 1933, as amended, as follows:


CERTAIN OPTION HOLDERS
                                       # OF UNDERLYING
NAME OF OPTIONEE            DATE        COMMON STOCK        CONSIDERATION

Glenn Hall                 08/03/98            40,000     Services (1)
Minneapolis Company        11/16/98           300,000     Services (2)
Global Consultants Inc.    10/31/99            66,664     Services (3)


(1) 5 year options to acquire common stock at $0.625 per share granted in consideration of services rendered in connection with the Company's obtaining a line of credit.

(2) Options to acquire common stock at $1.1875 per share granted in consideration of investment banking services to be rendered. In February 1999, the Minneapolis Company surrendered the options in consideration of the Registrant's agreement to terminate the investment banking agreement.

(3) Options to acquire common stock at $1.62 were granted in consideration of public relations services. The Consulting Agreement was terminated by the Company in July 2000 and the options expire on August 1, 2001.


JANUARY 1999 PRIVATE PLACEMENT
                                                COMMON      TOTAL
NAME OF PURCHASER           DATE                STOCK       CONSIDERATION

Mitchell Kaminsky          01/29/99             117,766     175,000
Mathew Kanter              01/29/99             125,000     185,750


SEPTEMBER 1999 PRIVATE PLACEMENT
                                                  COMMON       TOTAL
NAME OF PURCHASER              DATE                STOCK       CONSIDERATION

Adler Corporation PYT, Ltd.    09/24/99          160,000       $200,000

MARCH 2000 PRIVATE PLACEMENT
                                                                     TOTAL
NAME OF PURCHASER                   DATE             UNITS(1)    CONSIDERATION

Richard Rogers & Julie Rogers       03/30/00          14,815        $50,000
Mark Vittert & Carol Vittert        03/30/00          14,815        $50,000
Glen Wegner                         03/30/00          14,815        $50,000
Orienstar Finance Limited           03/30/00          14,815        $50,000
Stanford E. Bazilian                03/30/00         103,704       $350,000
Sofisco Nominees Limitied           03/30/00         296,297     $1,000,000
Richard W. Strang Sr Trustee        03/30/00          14,815        $50,000

Strang Mech. Emp. Ret. Trust
William A. Shewalter                03/30/00          29,630       $100,000
John W. Dowd III                    03/30/00          14,815        $50,000
Antonio C Alvarel                   03/30/00          14,815        $50,000
Roy Thung                           03/30/00          14,815        $50,000
Michael Rothaus                     03/30/00          14,815        $50,000
Billy W. Ward                       03/30/00          14,815        $50,000
James Pritsiolas                    03/30/00          14,815        $50,000
George Tagaris                      03/30/00          14,815        $50,000


(1) Each Unit consists of one share of common stock and one Warrant to acquire and additional share of common stock for $5.25 on or before March 31, 2001.


ETIH20, INC. SHARE EXCHANGE
                                                                 TOTAL
NAME OF PURCHASER                    DATE          # of Shares   CONSIDERATION

Diana L. Korpal                      10/16/00       1,000         Share Exchange
Manuel A. Carrillo                   10/16/00       2,000         Share Exchange
Ana Lorena Carrillo Pacheco          10/16/00       1,000         Share Exchange
Joan M. Curtis,                      10.16/00         240         Share Exchange
Lawrence A. Stranch                  10/16/00       1,000         Share Exchange
Jackson Allen Tuggle &
Lisbeth S. Tuggle                    10/16/00         500         Share Exchange
Jerry K. Spivey                      10/16/00       1,000         Share Exchange
Barbara L. Woolson                   10/16/00      22,000         Share Exchange
Robert H. Cook, Jr.                  10/16/00       1,500         Share Exchange
Brad Riggle                          10/16/00         500         Share Exchange
Arthur Riley and Clarissa Riley      10/16/00         500         Share Exchange
Edwin A. Woolson                     10/16/00       5,143         Share Exchange

Charles Stutts                       02/09/01      20,000         Share Exchange

The Shares issued were in exchange for 100% of the outstanding common stock of ETI H2O, Inc., a Florida corporation. Charles Stutts is a Receiver appointed to collect outstanding debt of Andrew Arata in the case of the SEC v. NVID International, Inc., Case No. 8:97-CV-758-T-27F. Mr. Stutts was issued these shares pursuant to court order upon motion by Mr. Stutts. The Company issued these shares in consideration of Mr. Arata's surrender of his shares in ETIH2O, Inc.


OCTOBER 2000 PRIVATE PLACEMENT
                                                COMMON      TOTAL
NAME OF PURCHASER                   DATE        STOCK       CONSIDERATION

Genevieve Schiffmann                11/03/00    37,736     $100,000
Professional Trust Mgmt             11/03/00    18,868      $50,000
M.H. & Phyllis S. Singleton         11/03/00     9,434      $25,000
Bavarian Capital Partners           11/03/00     9,434      $25,000
Andrew DeVries III                  11/20/00    18,868      $50,000

October 2000 Nutripure.com  Share Exchange

                                                               TOTAL
NAME OF PURCHASER                   DATE        # of Shares    CONSIDERATION

Adler Corporation Pty, Ltd.         10/24/00     41,667        Share Exchange
Mathew Kanter                       10/24/00     33,334        Share Exchange
William Schewalter                  10/24/00     25,000        Share Exchange
James Pritsiolas                    10/24/00      8,334        Share Exchange
FTP, Inc.                           10/24/00     25,000        Share Exchange
Richard W. Strang, Sr., Trustee     10/24/00      8,334        Share Exchange
Giltner B. Stevens                  10/24/00      8,334        Share Exchange
Albert Pick III                     10/24/00     16,667        Share Exchange
N. Herrick Irrevocable              10/24/00     16,667        Share Exchange
Securities Trust
C/o Howard Herrick, Trustee

The Shares were issued in exchange for shares of Nutripure.com common stock, a wholly owned subsidiary of the Registrant on the basis of one share of the Registrant's common stock for every six shares of Nutripure.com common stock exchanged.


JANUARY 2001 PRIVATE PLACMENT
                                                           TOTAL
NAME OF PURCHASER       DATE            UNITS(1)           CONSIDERATION

Peter Rozok and
Susan Rozak             01/24/01         10,000            $ 30,000
Richard Strang          01/22/01         10,000            $ 30,000
James Pritsiolas        01/22/01         15,000            $ 45,000
William Shewalter       01/22/01         10,000            $ 30,000
Solinvest Group Ltd.    01/30/01         33,334            $100,002
Donnie R. Cox           01/30/01          5,000            $ 15,000

(1) Each Unit consists of one share of common stock and one Warrant to acquire and additional share of common stock for $4.00 on or before January 28, 2002.

APRIL 2001 PRIVATE PLACEMENTS

NAME OF PURCHASER           DATE            SECURITIES        CONSIDERATION

Solinvest Group, Ltd.      04/27/01         Conv. Deb.        $100,000
Multiasian Ventures Ltd.   04/27/01         Conv. Deb.        $100,000
Harry Singer               04/30/01         65,000 shares     $ 97,500
Harold Clark               04/30/01         30,000 shares     $ 45,000
Albert Pick                04/30/01         30,000 shares     $ 45,000
Keystone Capital Mgmt.     04/30/01         25,000 shares     $ 37,500

With respect to the above sales, the Company relied on Section 4(2) of the Securities Act of 1933, as amended and Rule 505 of Regulation D for the March 2000 Private Placement. No advertising or general solicitation was employed in offering the securities. The securities were offered to accredited investors or existing shareholders of the Company who were provided all material information regarding the private placements and all of the Company's reports filed with the Securities and Exchange Commission to date. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Company.


ITEM 27.  EXHIBITS.

The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B:

3.1(1)   -- Articles of Incorporation, Articles of Amendment and Bylaws
4.1(1)   -- Form of Class A Warrant
4.2(1)   -- Form of Class Z Warrant
4.3(1)   -- Form of Common Stock Certificate
4.4(1)   -- Warrant Agreement
4.5(2)   -- March 2000 Warrant
4.6(3)   -- January 2001 Warrant
4.7      -- Convertible Debenture (previously filed)
4.8      -- Convertible Debenture Purchase Agreement
5.1      -- Opinion of Dennis Brovarone, Attorney at Law
10.1(1)  -- Employment Contract/Michael L. Krall
10.2(4)  -- Manufacturing, Licensing and Distribution Agreement
10.3(5)  -- Axhenhol License Agreement
10.4(5)  -- Weaver - Roach X Assignment
10.5(5)  -- Dodo Agreement [CONFIDENTIAL TREATMENT REQUESTED FOR CERTAIN
            SECTIONS]
23.1     -- Consent of Dennis Brovarone, Attorney at Law (see opinion)
23.2     -- Consent of Steven Holland, Certified Public Accountant
23.3     -- Consent of Miller and McCollom, Certified Public Accountants.


(1) Incorporated by reference from Form SB-2 registration statement SEC File # 333-00434 effective August 8, 1996

(2) Incorporated by reference from S-3 registration statement, SEC File #333-36248 effective on May 17, 2000

(3) Incorporated by reference from S-3 registration statement, SEC File #333-55758 effective on February 26, 2001

(4) Incorporated by reference from Current Report on Form 8-K filed on May 24, 2001

(5) Incorporated by reference from the Amended Annual Report on Form 10KSB for the fiscal year ended July 31, 2000 filed on July xx, 2001


ITEM 28.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                               SIGNATURES

In accordance with the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of El Cajon, State of California on July 9, 2001.


INNOVATIVE MEDICAL SERVICES

By:     /s/  MICHAEL L. KRALL
---------------------------------
Michael L. Krall
Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                     TITLE                    DATE

/s/  MICHAEL L. KRALL    President, Chief Executive    July 9, 2001
-----------------------  Officer and Director
Michael L. Krall

/s/  GARY BROWNELL       Chief Financial Officer,      July 9, 2001
-----------------------  Director
Gary Brownell

/s/  DENNIS BROVARONE    Director                      July 9, 2001
-----------------------
Dennis Brovarone

/s/  DONNA SINGER        Director                      July 9, 2001
-----------------------
Donna Singer